Exhibit 10.1

Contract Amendment concerning “Master Supply Agreement” of June 18, 2008 between Evergreen Solar, Inc., having its principal place of business at 138 Bartlett Street, Marlboro, MA 01752-3016 USA (“Evergreen”), and Wagner & Co Solartechnik GmbH, having its principal place of business at Zimmermannstrasse 12, 35091 Coelbe, Germany (“Purchaser”).

Evergreen and Purchaser concluded a Master Supply Agreement (“Agreement”) at June 18, 2008. Pursuant to article 17 (i) of this Agreement amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties.

Evergreen has changed its strategy. Evergreen’s new strategy is to focus on its proprietary, low-cost silicon wafer technology. Therefore Evergreen and Purchaser mutually agree on a contract amendment to the Agreement.

The following provisions shall supersede all conflicting provisions of the Agreement.

The Annual Commitment Quantities (Schedule 1, Page 1 of the Agreement) shall be reduced as follows:

1. Aggregate quantity for 2011 (from January 1, 2011 to December 31, 2011) in 2011 the Firm Quantity shall be 11.5 MWp instead of 35 MWp.

2. Aggregate quantity for 2012 (from January 1, 2012 to December 31, 2012) In 2012 the Firm Quantity shall be 0 MWp instead of 50 MWp. The Purchaser plans to buy a quantity of 25 MWp in 2012. This forecast is not binding for the Purchaser or Evergreen.

Evergreen Solar, Inc.		Wagner & Co. Solartechnik GmbH

By:	/s/ Donald W. Reilly	By:	/s/ Christof Biba	/s/ Andreas Knoch
Name:	Donald W. Reilly	Name:	Christof Biba	Andreas Knoch
Title:	Chief Financial Officer	Title:	Managing Director	CEO
Date:	May 26, 2011	Date:	30.5.2011